Exhibit 17

July 23, 2001

Craig Robson
Board Of Directors
EnterNet, Inc.
1403 East 900 South
Salt Lake City, Utah 84105

     Re:  Resignation

Dear Mr. Robson,

I do hereby tender my resignation from the Board of Directors of EnterNet, Inc. and do further resign from the position of President of EnterNet, Inc. effective as of this day July 23, 2001.


Yours Faithfully,

/s/ Ruairidh Campbell

Ruairidh Campbell